SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

TIER TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

DISCOVERY EQUITY PARTNERS, L.P., DISCOVERY GROUP I, LLC, DANIEL J. DONOGHUE AND MICHAEL R. MURPHY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

TIER TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 11, 2009

PROXY STATEMENT OF DISCOVERY EQUITY PARTNERS, L.P., DISCOVERY GROUP I, LLC,

DANIEL J. DONOGHUE AND MICHAEL R. MURPHY

February 11, 2009

To Tier Technologies, Inc. Stockholders:

Discovery Equity Partners, L.P. (“Discovery Equity Partners”), Discovery Group I, LLC (“Discovery Group I”), Daniel J. Donoghue and Michael R. Murphy (collectively, the “Discovery Group”) are furnishing this Proxy Statement to holders of the common stock, $0.01 par value (“Common Stock”), of Tier Technologies, Inc., a Delaware corporation (the “Company” or “Tier”), in connection with our solicitation of proxies for use at the 2009 Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements thereof (the “Stockholder Meeting”).  The Company has stated that the Stockholder Meeting will be held at the headquarters of the Company, 10780 Parkridge Boulevard, Reston, Virginia, on Wednesday, March 11, 2009, at 10:00 a.m., Eastern Standard Time.  The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on January 16, 2009 as the record date for determining the stockholders entitled to receive notice of, to attend, and to vote at the Stockholder Meeting.  This Proxy Statement and the accompanying WHITE proxy card are first being sent or given to stockholders of the Company on or about February 11, 2009.

This solicitation is being conducted by the Discovery Group.  The Discovery Group beneficially owns approximately 9.9% of the Common Stock reported by the Company as outstanding as of January 16, 2009.  As more fully discussed below, the Discovery Group is soliciting proxies to be used at the Stockholder Meeting for the following actions:

(1)           To elect Mr. Daniel J. Donoghue and Mr. Michael R. Murphy as directors of the Company (collectively, the “Discovery Group Nominees”);

(2)           To ratify the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009;

(3)           To approve a stockholder proposal submitted by Discovery Equity Partners to the Company that requests that the Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of the Company by terminating the Company’s “poison pill” rights plan; and

(4)           To approve a stockholder proposal submitted by Discovery Equity Partners to the Company that requests that the Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of the Company by reinstating the ability of stockholders owning at least 10% of the voting power to call special meetings of stockholders.

According to the Company’s Proxy Statement dated February 10, 2009, there were 19,734,863 shares of Common Stock outstanding as of January 16, 2009.  The Company’s stockholders are entitled to one vote per share of Common Stock.  However, the Company’s certificate of incorporation provides that stockholders have cumulative voting rights with respect to the election of directors.  There are no conditions precedent to the exercise of cumulative voting rights by the Company stockholders.  Cumulative voting rights entitle you to give a nominee as many votes as is equal to the number of shares you own multiplied by the number of directors to be elected, or you may distribute your votes among the nominees as you see fit.

You may specify how your votes are to be cumulated with respect to the Discovery Group Nominees by giving instructions on the enclosed WHITE proxy card.  If you do not specify how your votes are to be cumulated among the Discovery Group Nominees, the enclosed WHITE proxy card authorizes the proxy holders named on the WHITE proxy card to cumulate your votes in their discretion, provided that the proxy holders will not cumulate votes for any Discovery Group Nominee from whom you have withheld the authority to vote.  The Discovery Group intends to cumulate any votes over which it has discretionary authority in such a way as to assure that the maximum number of Discovery Group Nominees are elected to the Board of Directors.

We urge you to elect the Discovery Group Nominees to the Board of Directors because we believe that the election of new members to the Board would be beneficial to the Company and its stockholders.  The Discovery Group Nominees have extensive experience as executives of financial institutions, advisors to public and private companies, founders of a successful investment firm, publishers of research on small capitalization public companies, valuation experts and leaders of M&A transactions.  Discovery Group’s investment of approximately $16 million in the Company aligns the interests of the Discovery Group Nominees with all fellow stockholders.  The Discovery Group Nominees intend to bring the perspective of a large investor to the Board and will seek to work constructively with the other members of the Board, as well as the existing Tier management team.  The Discovery Group Nominees hope to help the Company expeditiously to reduce what the Discovery Group believes is excessive overhead, to determine if Company capital should be returned to stockholders, to eliminate any unnecessary corporate takeover defenses, and to proactively evaluate all strategic alternatives to unlock the value of the Company’s Electronic Payment Processing (“EPP”) business for stockholders.

Accordingly, we urge you to sign and date the WHITE proxy card supplied by the Discovery Group and return it in the enclosed postage-paid envelope, whether or not you plan to attend the meeting, in order to vote:

(A) “FOR” the election of Daniel J. Donoghue and Michael R. Murphy to the Board of Directors,

(B) “FOR” the ratification of the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009,

(C) “FOR” the stockholder proposal (the “Rights Plan Stockholder Proposal”) requesting that the Company’s Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of the Company by terminating the Company’s “poison pill” rights plan, and

(D)          “FOR” the stockholder proposal (the “Special Meeting Stockholder Proposal” and together with the Rights Plan Stockholder Proposal, the “Stockholder Proposals”) requesting that the Company’s Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of the Company by reinstating the ability of stockholders owning at least 10% of the voting power to call a special meeting of stockholders.

If your shares are held in the name of a brokerage firm, bank or nominee, only that entity can vote such shares and only upon receipt of your specific instruction.  Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute the WHITE proxy card on your behalf.

YOUR VOTE IS IMPORTANT.  If you agree with the reasons for the Discovery Group’s solicitation set forth in this Proxy Statement and believe that the election of the Discovery Group Nominees to the Board of Directors and the adoption of the Stockholder Proposals can make a difference, please vote for the election of the Discovery Group Nominees and the adoption of the Stockholder Proposals, no matter how many or how few shares you own.

THE DISCOVERY GROUP URGES YOU NOT TO SIGN ANY PROXY CARD THAT IS SENT TO YOU BY THE COMPANY, EVEN AS A FORM OF PROTEST.  By executing the WHITE proxy card, you will authorize us to vote FOR the election of the two Discovery Group Nominees and for the Stockholder Proposals.  If you have already signed a proxy card sent to you by the Company, you may revoke that proxy at any time prior to the time a vote is taken by (i) submitting a duly executed proxy card bearing a later date than your previous proxy card, (ii) filing with the Corporate Secretary of the Company a later dated written notice of revocation or (iii) if you are a record holder of Common Stock or have obtained a valid proxy from such a record holder, attending and voting at the Stockholder Meeting in person.  Attendance at the Stockholder Meeting will not, by itself, revoke a proxy.

Thank you for your support,

On behalf of the Discovery Group,

Sincerely,

Daniel J. Donoghue

Michael R. Murphy

IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING THE
WHITE PROXY CARD OR NEED ADDITIONAL COPIES OF OUR PROXY MATERIALS,
PLEASE CALL OUR PROXY SOLICITOR:

THE ALTMAN GROUP

1200 Wall Street West

Lyndhurst, NJ 07071

Stockholders Call Toll Free: (866) 856-4969

Banks and Brokerage Firms Call Collect: (201) 806-7300

GENERAL

The Board of Directors currently consists of eight directors who serve for a one year term.  According to the Company’s Proxy Statement dated February 10, 2009 (the “Company Proxy Statement”), nine directors are to be elected to the Board of Directors at the Stockholder Meeting, to hold office until their successors have been elected and qualified.  The Company has nominated seven current members of the Board to stand for re-election at the Stockholder Meeting (the “Company Nominees”).  In addition, the Company Proxy Statement states that the Company has received notice from Giant Investment, LLC, an affiliate of Parthenon Capital (together, “Parthenon”) of its intention to nominate two nominees for election to the Board of Directors at the Stockholder Meeting.  According to the Company Proxy Statement, Parthenon has represented that it does not intend to solicit proxies for its nominees.

We are currently seeking your proxy for the election to the Board of Directors of two individuals - Mr. Daniel J. Donoghue and Mr. Michael R. Murphy.  We are also seeking your proxy to vote for the Stockholder Proposals and for the ratification of the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.

For information concerning voting procedures at the Stockholder Meeting, see “Voting and Proxy Procedures.”

BACKGROUND OF THIS SOLICITATION

The Discovery Group has been a stockholder of the Company since March 2007.  The Discovery Group acquired shares of Common Stock through open market purchases as part of its proprietary investment strategy and, as of the date of this Proxy Statement, the Discovery Group beneficially owns 1,957,563 shares of Common Stock, representing approximately 9.9% of the outstanding Common Stock.  1,684,608 of the shares of Common Stock beneficially owned by the Discovery Group are owned directly by Discovery Equity Partners, and the remaining 272,955 shares of Common Stock beneficially owned by the Discovery Group are owned directly by another investment partnership. (the “Other Partnership”) for which Discovery Group I is the investment manager and over which shares Discovery Group I exercises discretionary investment management authority.

In connection with its investment in the Company, the Discovery Group reviews the Company’s business affairs, financial position, management, capital structure, and future plans on an ongoing basis.  In addition, as part of its review, representatives of the Discovery Group have held meetings and telephone conversations with the Company’s management, directors, other stockholders, and other interested parties, including companies and other institutions having operations in the electronic payments industry, regarding the Company’s performance, its business plan and strategic alternatives available to it.

On May 12, 2008, the Discovery Group filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) indicating that we had acquired 5.8% of the outstanding Common Stock.  In the Schedule 13D, the Discovery Group indicated that it had acquired such shares of Common Stock because of its belief that the trading prices of the Common Stock do not adequately reflect the potential value of the Company’s underlying business and assets.  The Discovery Group indicated that it had held meetings with certain members of the Company’s management and directors and had also sent written communication to the entire Board of Directors, and that during these meetings and correspondences, the Discovery Group had expressed certain recommendations to the Company, including a strong desire for the Board of Directors to engage an investment bank to explore all strategic alternatives available to the

Company, including the potential sale of the Company.  The Schedule 13D indicated that the Discovery Group’s recommendations were based on (i) discussions with large transaction processing companies expressing an interest in acquiring the Company, (ii) a competitive takeover valuation that will provide a significant premium to the Company’s current stock price, (iii) competitive threats to the Company from larger, more efficient industry participants, and (iv) obstacles that will prevent the Company from achieving a significant increase in shareholder value on a stand-alone basis, including senior management turnover, an extremely high cost structure, and the Company’s lack of credibility with public investors.

On June 9, 2008, representatives of the Discovery Group made a presentation by conference call to two members of the Company’s Board of Directors.  In addition to reiterating the recommendation that the Board engage an investment bank and explore strategic alternatives, the Discovery Group representatives presented the Board members with feedback from informal discussions with several large Company investors, wherein the investors had expressed the view that they were disappointed with the performance of management of the Company, had a strong desire to for the Board to authorize the Company to repurchase shares, and would like to see the Company sold to a strategic buyer.

On September 4, 2008, Discovery Equity Partners submitted to the Company the Stockholder Proposals (presented as a single proposal) under SEC Rule 14a-8 for inclusion in the Company’s proxy statement for the Company’s 2009 Annual Meeting of Stockholders.  Under the Company’s bylaws, a stockholder may present a proposal for inclusion in the proxy statement for an annual meeting, if the stockholder follows the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On October 28, 2008, Discovery Equity Partners received a letter dated October 27, 2008 from the Vice President and General Counsel of the Company stating that the Company had no record of having received the Stockholder Proposals.

On October 30, 2008, Discovery Equity Partners sent a letter to the Vice President and General Counsel of the Company providing detailed evidence that Discovery Equity Partners’ Stockholder Proposals were properly submitted to the Company in the manner and within the time period required by SEC Rule 14a-8, and that representatives of the Company have been aware of the submission of such Stockholder Proposals since the time of such submission.

On December 4, 2008, Discovery Equity Partners delivered to the Company a notice required under the Company’s bylaws of Discovery Equity Partners’ intention to nominate the Discovery Group Nominees for election at the Stockholder Meeting.  Pursuant to the Company’s bylaws, stockholders of record on the date of the notice described in this paragraph and on the record date for the determination of stockholders entitled to vote at a stockholder meeting have the right to nominate director candidates, without any action or recommendation on the part of the Governance and Nominating Committee of the Board or of the Board, if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by the Company’s corporate secretary at:  Tier Technologies, Inc., c/o Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia 20191.  To be timely under the Company’s bylaws, the notice must be delivered not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.  To be in proper form, the notice must contain prescribed information about the proponent and each nominee, including such information about each nominee and proponent as would be required to be included in a proxy statement made in connection with a solicitation of proxies for elections of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.  Discovery Equity

Partners believes that its notice to the Company of its intention to nominate the Discovery Group Nominees for election at the Stockholder Meeting complied with these requirements of the Company’s bylaws.

Also on December 4, 2008, Discovery Equity Partners delivered to the Company a letter addressed to the Board of Directors setting forth certain of its reasons for its intention to nominate the Discovery Group Nominees.  The Discovery Group also issued a press release with respect to its intention to nominate the Discovery Group Nominees.

On December 17, 2008, Discovery Equity Partners sent to the Company a written request as permitted by the Delaware General Corporation Law with respect to the inspection and use of the Company’s stockholders list and related materials in connection with the solicitation of proxies for the Stockholder Meeting.  On December 23, 2008, the Company sent to Discovery Equity Partners a letter agreeing to provide such materials subject to Discovery Equity Partners entering into a confidentiality agreement with respect to the use and disclosure thereof, and agreeing to pay certain costs of the Company in connection with the production thereof.  Discovery Equity Partners has entered into such confidentiality agreement and agreed to pay such costs, and has been provided a stockholder list as of the record date for the Stockholder Meeting.

On January 9, 2009, the Discovery Group filed a preliminary version of this Proxy Statement with the SEC.  On January 28, 2009, the Discovery Group filed a revised preliminary version of this Proxy Statement with the SEC. On February 10, 2009, the Discovery Group filed a further revised preliminary version of this Proxy Statement with the SEC. On February 11, 2009, the Discovery Group filed this Proxy Statement with the SEC.

REASONS FOR THIS SOLICITATION

We expect that the Discovery Group Nominees, if elected, would bring the fresh perspective of a large investor to the Board of Directors.  We believe that the Discovery Group Nominees, if elected, can work with the other members of the Board of Directors to:

•                  expeditiously reduce what the Discovery Group believes is excessive overhead at the Company,

•                  promptly return to stockholders what the Discovery Group believes is the Company’s excess capital,

•                  eliminate any unnecessary corporate takeover defenses, and

•                  proactively evaluate all strategic alternatives to unlock the value of the Company’s EPP business for stockholders.

There can be no assurance that the Discovery Group Nominees and the Board of Directors will succeed in creating stockholder value.  The Discovery Group Nominees, if elected, would constitute a minority of the Board of Directors.  In order to effect change for the benefit of shareholders, the Discovery Group Nominees, if elected, would need to gain the support of the other directors in addressing the issues and pursuing the opportunities identified above.  While there can be no assurance that the Discovery Group Nominees can gain such support, they believe that they have, in the course of investing substantial amounts of the Discovery Group’s capital in Tier stock, thoroughly investigated these issues and opportunities to enhance shareholder value and, as a result, are prepared to make effective arguments to the Board with respect to these issues and opportunities.

Under Delaware corporate law, the Board of Directors is charged with the management of the Company, including determining its strategic direction.  The Discovery Group believes that if the Discovery Group Nominees are elected, they would be in a position as directors of the Company to influence the strategic direction of the Company by bringing to the Board the perspective of a significant stockholder.  The Discovery Group believes that public stockholders are best served by a Board of Directors where a significant number of individual directors have a strong alignment of financial interest through stock ownership with the financial success of the Company.  The Discovery Group is troubled by the fact that no renominated director or current executive officer of the Company beneficially owns more than 2.2% of the outstanding stock, and that the ownership level of this entire group is less than 0.3% if unexercised options are excluded from the calculation, as shown in the following table:

	Number of Shares Held	% Outstanding Common Stock	Options & Warrants	Total Beneficial Ownership	% Fully Diluted Common Stock
Executive Officers and Directors (1)
Renominated Directors
Ronald L. Rossetti (Chairman, CEO)	27,365	0.1%	415,000	442,365	2.2%
Samuel Cabot III (Director)	19,810	0.1%	195,000	214,810	1.1%
Morgan P. Guenther (Director)	1,000	0.0%	150,000	151,000	0.8%
Charles W. Berger (Director)	—	0.0%	140,000	140,000	0.7%
John J. Delucca (Director)	—	0.0%	40,000	40,000	0.2%
Philip G. Heasley (Director)	—	0.0%	10,002	10,002	0.1%
David A. Poe (Director)	—	0.0%	6,668	6,668	0.0%
Management
Kevin C. Connell (Sr. VP, Sales & Marketing)	—	0.0%	77,400	77,400	0.4%
Keith S. Omsberg (VP, Corp. Secretary)	—	0.0%	21,900	21,900	0.1%
Ronald W. Johnston (CFO)	—	0.0%	—	—	0.0%

Total (10 persons)	48,175	0.2%	1,055,970	1,104,145	5.6%

(1)                      All information is derived from the Company Proxy Statement, is as of January 16, 2009 and includes shares issuable upon the exercise of options exercisable on or before March 17, 2009.  Share numbers exclude restricted stock units that may be granted under the Company’s enterprise value award plan and payments that may be made as part of the Company’s performance stock unit plan.

While the Discovery Group believes such persons will seek to act in the best interests of the Company and its stockholders, they inevitably lack the perspective that results from a significant cash investment in the Common Stock.

As members of the Board of Directors, the Discovery Group Nominees would be able to present initiatives to the entire Board of Directors, actively participate in Board discussions and argue in support of positions that they believe would benefit the Company’s stockholders.  If elected, the Discovery Group Nominees would have greater access to Company information and management, which would allow them to be more knowledgeable and effective advocates in favor of these positions.  While the Discovery Group Nominees will not constitute a majority of the Board of Directors, the Discovery Group Nominees believe that the other directors of the Company will, in the discharge of their fiduciary duties under Delaware law, consider all reasonable proposals to enhance stockholder value by exploring these proposals and acting on them if they determine that such proposals are in the best interests of the Company’s stockholders.

The Discovery Group Nominees believe that the following matters should be addressed by the Board of Directors as soon as possible and, if elected, the Discovery Group Nominees will work to have the Board address them.

Corporate Overhead.  The Discovery Group Nominees believe that the Board of Directors has sanctioned what the Discovery Group Nominees think is an excessive level of corporate overhead, given the Company’s revenue base and profitability.  If the Company is to become profitable, the Discovery Group Nominees believe its level of corporate overhead must be reduced rapidly and significantly.

This is illustrated by information in the Company’s recently issued Annual Report for the fiscal year ended September 30, 2008 (the “2008 Annual Report”).  In the Annual Report, the costs and expenses attributed to “Corporate & Eliminations” (which the Company describes as “corporate overhead and other costs that could not be directly assigned to our EPP operations or to our Discontinued Operations, as well as eliminations for transactions between our Continuing and Discontinued Operations”) are shown as $27.2 million, $16.6 million and $16.8 million for fiscal years 2006, 2007 and 2008, respectively.  These costs have contributed materially to the amount of the Company’s reported loss from continuing operations for those same years of $(19.6) million, $(18.4) million and $(12.0) million.

While the Company has sought to somewhat decrease corporate overhead, the Company’s Chief Executive Officer has publicly stated that corporate overhead would only be reduced to a run rate of $10 million at the end of fiscal year 2009 (with projected corporate overhead of approximately $12 million for the full 2009 fiscal year) and a run rate of $9 million at the end of fiscal year 2010.  Even if these projections are achieved, the reduction in overhead seems inadequate.  The Company’s EPP business is now the Company’s predominant business (the 2008 Annual Report indicates that the Company’s only other business is one remaining Packaged Software Systems Integration operation for which it continues to seek a buyer) and the EPP business’ stand-alone Income from Continuing Operations for 2008, 2007 and 2006 was only $3.2 million, $5.9 million and $5.6 million, respectively, as reported in the 2008 Annual Report.  Thus, even if the Company’s corporate overhead projection is achieved, the run rate for corporate overhead for at the end of 2009 would still exceed EPP’s 2008 income by more than 3 times.

In the view of the Discovery Group Nominees, the current level of corporate overhead is unsustainable and must be reduced rapidly, and the Discovery Group Nominees plan to work with the Board and Company management to seek ways to effect such a reduction.  The Discovery Group Nominees, if elected, would constitute a minority of the Board of Directors.  Thus, in order to be effective in helping the Company to achieve corporate overhead reductions, the Discovery Group Nominees would need to gain the support of other directors.  The Discovery Group Nominees would seek to gain additional Board support by analyzing the threat to Tier’s ability to remain a going concern if overhead is allowed to continue to produce operating losses.  The Discovery Group Nominees, if elected, plan to propose specific and attainable targets for Tier’s overhead based on a study of industry benchmarks for profitability and to analyze in detail Tier’s existing overhead to identify areas in which reductions are possible.

Return of Capital to Stockholders.  The Company’s cash balance has grown materially and steadily since the end of fiscal year 2000, when it stood at $19.9 million.  At the end of fiscal year 2008, the Company’s cash balance (including cash invested in auction rate securities that were reclassified by the Company as a long-term investment because of market illiquidity and in restricted investments) was approximately $87 million.  This increase in cash was not sudden, as the Company’s reported cash balance, when compared with the cash balance at the prior fiscal year-end, increased for fiscal years 2001, 2002, 2004, 2005, 2007 and 2008.  The Company now holds more than $4.50 per share in cash, including its ill-timed investments in auction rate securities that are now illiquid.  The Discovery Group Nominees believe that the Board of Directors should consider whether this level of cash is actually needed for the Company’s operations and the implementation of its business plan, and if not, whether the Company should return a portion of such cash to stockholders through share repurchases or a special dividend or other means. The Discovery Group Nominees would seek to gain the support of the full Board for a return of capital to stockholders by developing an analysis of the appropriate level of capital for the Company based on industry benchmarks and the potential accretion in stockholder value that can be achieved through the efficient allocation of capital.  In addition, if the Board were to agree that a return of capital is appropriate, the Discovery Group Nominees have pertinent public company advisory experience recommending methods to reallocate excess capital, particularly with respect to companies similar to the Company where a standard open-market repurchase program such as that recently authorized by the Board is likely to not achieve its full goals due to the low level of trading volume in the relevant company’s stock.  The Discovery Group Nominees, if elected, would seek to utilize their experience to develop a Board consensus about the appropriate method to return capital to stockholders.

Takeover Defenses.  In January 2006, the Company adopted a “poison pill” stockholder rights plan that the Discovery Group Nominees believe effectively prevents any person from acquiring 15% or more of the outstanding common stock without the Board’s consent and also adopted a Bylaw amendment that denied stockholders the right to call special meetings.  These actions appear to have been taken in response to Tier’s widely reported operating and accounting problems at the time.  The Discovery Group Nominees believe that the Board of Directors should now have the confidence to reverse the defensive mechanisms then adopted, since in the opinion of the Discovery Group Nominees, they no longer serve the best interests of the Company and its stockholders and represent a de facto transfer of voting rights away from stockholders to management.  The Discovery Group Nominees believe that poison pills reduce accountability and entrench management, prevent investors from making financially meaningful investments in small capitalization companies like the Company, and allow a board of directors unilaterally to block offers for a company that are in the best interests of stockholders.  In addition, in the opinion of the Discovery Group Nominees, if a company’s board of directors and management have no meaningful equity stake (as the Discovery Group Nominees believe is the case with the Company), this creates the possibility of conflicts of interest between the board of directors and stockholders.  The Discovery Group Nominees note that in response to stockholder complaints, numerous companies have terminated or not renewed their poison pills.  The Discovery Group Nominees also believe that the elimination of the right of stockholders to call special meetings limits the direct voice of stockholders in the Company’s strategic direction by allowing management to unilaterally decide if a proposal may be presented to stockholders between annual meetings, and that for a rapidly changing business, annual meetings do not provide the access necessary for stockholders to bring forward and vote on critical and timely matters while the company is undergoing such transformations.  The Discovery Group Nominees, if elected, will seek to enlist the support of the full Board to implement each of the Stockholder Proposals, if such Stockholder Proposal is approved by the Company’s stockholders, and believe that the Board should give significant weight to the results of the stockholder vote on the Stockholder Proposals.

Strategic Alternatives.  The Discovery Group Nominees believe that the Company’s EPP business has significant value.  They also believe that one strategy to unlock the value of the EPP business is to sell Tier to one of the many strategic parties that are potentially interested in acquiring the business since a strategic buyer could reduce the effect of the Company’s corporate overhead on EPP’s profitability and potentially augment the EPP business’ growth and profitability in other ways.  The Discovery Group Nominees believe that because of these benefits to a buyer, a properly negotiated sale or merger transaction could deliver a premium to the Company’s stockholders. The Discovery Group Nominees, if elected, would constitute a minority of the Board of Directors.  Thus, in order to be effective in bringing Board-level focus to this opportunity to improve shareholder value through the evaluation of strategic alternatives, the Discovery Group Nominees would need to gain the support of other members of the Board.  The Discovery Group Nominees would seek to gain additional Board support by specifically recommending the formation of a Special Committee, comprised of only independent directors, that would hire a nationally recognized investment bank to proactively engage in discussions with likely potential acquirers of Tier.  The Discovery Group Nominees would offer to serve on that Special Committee and will seek to use their extensive corporate finance, advisory, investing, and M&A experience to assist the other members of the Board in comparing the shareholder value that could be achieved in a sale or merger to both (i) the value that could be achieved by pursuing other strategic alternatives and (ii) the value likely to result from the status quo of operating Tier as an independent public company.  However, even if the Board were to determine that a sale or merger is the best option for the Company, there can be no assurance that such a sale or merger could be consummated, that such a sale or merger could be consummated at a premium to current market prices for the Common Stock, or that such a sale or merger could be consummated within any particular time frame.

The Discovery Group Nominees will constitute approximately twenty-two percent of the Board of Directors if they are elected and, therefore, even if they vote unanimously, will not be able to adopt any measures without the support of other members of the Board of Directors.  Depending on the responsiveness of the Board to any proposals or initiatives presented by the Discovery Group Nominees, the Discovery Group may seek to nominate additional directors independent of both the Company and the Discovery Group to the Board of Directors at the Company’s 2010 annual meeting if the Discovery Group believes that additional representation on the Board would make Discovery Group Nominees’ efforts more effective.

The Discovery Group Nominees do not anticipate that they will have any conflicts of interest with respect to the Company, if elected, and recognize their fiduciary duty obligations to all stockholders.  None of the Discovery Group Nominees has any contract, arrangement or understanding with the Company, and no other direct financial interest concerning the Company, other than through the beneficial ownership of Common Stock by the Discovery Group as disclosed in this Proxy Statement.

THE DISCOVERY GROUP RECOMMENDS A VOTE FOR THE ELECTION OF THE DISCOVERY GROUP NOMINEES BECAUSE THEY BELIEVE THAT THE DISCOVERY GROUP NOMINEES WOULD CONTRIBUTE TO THE CREATION OF STOCKHOLDER VALUE.

MATTERS TO BE CONSIDERED AT THE STOCKHOLDER MEETING

PROPOSAL 1:       ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors.  Directors hold office until the Company’s next annual meeting and until their successors are elected and qualified, unless prior to that time they have resigned, retired or otherwise left office.  According to the Company Proxy Statement, nine directors are to be elected to the Board at the Stockholder Meeting.  By letter dated December 3, 2008, Discovery Equity Partners gave notice to the Company of its intention to nominate the Discovery Group Nominees to serve as directors of the Company.

We are seeking your proxy for the election to the Board of Directors of two individuals - Mr. Daniel J. Donoghue and Mr. Michael R. Murphy.  Under applicable proxy rules, we are required either to solicit proxies only for Messrs. Donoghue and Murphy, or to solicit proxies for Messrs. Donoghue and Murphy and for such number of the Company Nominees or other bona fide nominees as equal the number of director positions then subject to election.  Due to our decision to solicit proxies only for Messrs. Donoghue and Murphy, the enclosed WHITE proxy card may only be voted for the Discovery Group Nominees and does not confer voting power with respect to seven of the nine Board positions or the Company’s Nominees.

Each of the Discovery Group Nominees has consented to being named as a nominee in this Proxy Statement and to serve as a director of the Company, if elected.  While the Discovery Group does not expect that either of the Discovery Group Nominees will be unable to stand for election, if either of the Discovery Group Nominees is unable to stand for election, the Discovery Group will only nominate and vote any shares of Common Stock represented by the WHITE proxy card for the other Discovery Group Nominee.

While the Company Proxy Statement does not indicate any of the Company Nominees intends not to serve as a director if any of the Discovery Group Nominees are elected, there can be no assurance that any of the Company’s Nominees will serve as directors if any of the Discovery Group Nominees are elected.  In the event that vacancies on the Board are created by the refusal of any Company Nominee to serve with any Discovery Group Nominees who are elected, the Discovery Group Nominees would request that the Board take all actions necessary to fill any vacancies with other qualified nominees, subject to the requirements of Delaware law and the Company’s bylaws.  The Discovery Group Nominees do not have any current plans or proposals with respect to the filling of any such vacancy.

Information Regarding the Discovery Group Nominees

The following information concerning age, principal occupation and business experience during the last five years, and current directorships has been furnished to the Discovery Group by the Discovery Group Nominees.

Daniel J. Donoghue, age 47, is a founder and Managing Member of each of Discovery Group Holding Company, LLC, a Delaware limited liability company, Discovery Group I, and Discovery Group II, LLC, a Delaware limited liability company (“Discovery Group II” and collectively with Discovery Group I and Discovery Group Holding Company, LLC, the “Discovery Group Entities”).  Discovery Group I is the sole general partner of Discovery Equity Partners, which invests in shares of publicly-traded small capitalization companies, and Discovery Group I also manages other private investment accounts (including the investments of the Other Partnership).  Discovery Group II is the sole general partner of Discovery Financial Partners, L.P., which was formed to invest in shares of publicly-traded micro-capitalization banks and other financial institutions but which is not currently conducting business.  Mr. Donoghue’s employment by the Discovery Group Entities represents his principal occupation or employment.  Mr. Donoghue has been a Managing Member of one or more of the Discovery Group Entities since January 2007.  From January 1997 through January 2007, Mr. Donoghue was employed by Piper Jaffray & Co., an investment banking firm, where he was engaged in merger and acquisition advisory activities.  Mr. Donoghue is a certified public accountant and has a Master of Business Administration degree in Finance from the University of Chicago.

Michael R. Murphy, age 43, is also a founder and Managing Member of each of the Discovery Group Entities.  Mr. Murphy’s employment by the Discovery Group Entities represents his principal occupation or employment.  Mr. Murphy has been a Managing Member of one or more of the Discovery Group Entities since January 2007.  From August 1997 through January 2007, Mr. Murphy was employed by Piper Jaffray & Co., an investment banking firm, where he was engaged in merger and acquisition advisory activities.  Mr. Murphy has a Master of Business Administration degree in Finance from the University of Chicago.

If elected, each Discovery Group Nominee would receive such directors’ fees as may be payable by the Company to non-employee directors in accordance with its practice at the time.  Except as described below, no Discovery Group Nominee would receive additional compensation from the Discovery Group Entities in connection with this solicitation, and there are no understandings or arrangements between the Discovery Group Nominees or any other person pursuant to which the nominations are to be made by the Discovery Group.  Pursuant to the constituent documents of Discovery Equity Partners and Discovery Group I, Discovery Equity Partners and Discovery Group I will indemnify and hold harmless each Discovery Group Nominee from any and all losses, claims costs, damages, liabilities and expenses incurred by the Discovery Group Nominee resulting from any action, proceeding or investigation based upon or arising from certain actions, events or occurrences, including the solicitation of proxies to which this Proxy Statement relates and (if applicable) such person’s ongoing services as a director of the Company, to the extent not otherwise indemnified by the Company, other than with respect to certain excluded losses.

As of the date hereof, each Discovery Group Nominee may be deemed to beneficially own 1,957,563 shares of Common Stock, representing approximately 9.9% of the outstanding Common Stock, representing approximately 9.9% of the 19,734,863 shares of Common Stock as reported to be outstanding by the Company as of January 16, 2009.

The Discovery Group believes that each Discovery Group Nominee would be independent under the applicable standards of the NASDAQ Stock Market and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act.  In this regard, each of the Discovery Group Nominees has advised the Discovery Group that to the best of such Discovery Group Nominee’s knowledge and belief:

(a)           He is not, nor at any time during the past three years was, employed by the Company;

(b)           He has not accepted, nor does he have a Family Member (as defined below) who has accepted, any compensation from the Company during any period of twelve consecutive months within the three years preceding the date hereof.

(c)           He is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer.

(d)           He is not, nor does he have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more.

(e)           He is not, nor does he have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity.

(f)            He is not, nor does he have a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

For purposes of the foregoing, “Family Member” means a Discovery Group Nominee’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

There are no blood, marriage or adoption relationships (excepting relationships more remote than first cousin) between either of the Discovery Group Nominees, or between either of the Discovery Group Nominees and any director or executive officer of the Company, or to the knowledge of the Discovery Group as of the date hereof, any nominee of the Company to become a director or executive officer of the Company.

Except as otherwise disclosed in this Proxy Statement, (i) no Discovery Group Nominee or any associate of a Discovery Group Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of is subsidiaries in any material proceeding, and

(ii) there is no event that occurred during the past five years with respect to any Discovery Group Nominee that is required to be described under Item 401(f) of Regulation S-K.

No Discovery Group Nominee nor any associate of a Discovery Group Nominee has any arrangement or understanding with any person (a) with respect to future employment by the Company or its affiliates (as defined in Rule 12b-2 under the Exchange Act) or (b) with respect to any future transactions to which the Company or any of its affiliates will be or may be a party.

Except for each Discovery Group Nominee’s agreement to stand for election to the Board of Directors and to serve if elected, and except for each Discovery Group Nominee’s interest in the Common Stock that may be deemed to be beneficially owned by him as described herein, no Discovery Group Nominee has a substantial interest, either direct or indirect, by security holdings or otherwise, in the matters to be acted on pursuant to this Proxy Statement.

No Discovery Group Nominee nor any associate of a Discovery Group Nominee or any immediate family member of any such Discovery Group Nominee or associate has engaged in or had a direct or indirect material interest in any transaction, or series of similar transactions, since October 1, 2007, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000.

No Discovery Group Nominee has failed to file reports related to the Company that are required by Section 16(a) of the Exchange Act.

PROPOSAL 2:       RATIFICATION OF SELECTION OF MCGLADREY & PULLEN LLP

According to the Company Proxy Statement, the Company is soliciting proxies for the ratification of the selection of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.  The Board of Directors has recommended a vote for this proposal.  Please refer to the Company Proxy Statement for a detailed discussion of this proposal, including various arguments in favor of and/or against such proposal.  We urge you to vote FOR the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009 on the WHITE proxy card.  If you do not indicate any voting instruction, we will vote the WHITE proxy card FOR this proposal.

PROPOSAL 3:       APPROVAL OF THE RIGHTS PLAN STOCKHOLDER PROPOSAL

Discovery Equity Partners intends to present the following Rights Plan Stockholder Proposal for a vote of stockholders at the Stockholder Meeting:

RESOLVED, that the stockholders of Tier Technologies, Inc. request that Tier’s Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of Tier by terminating Tier’s “poison pill” rights plan.

The Rights Plan Stockholder Proposal was originally submitted by Discovery Equity Partners to the Company together with the Special Meeting Stockholder Proposal as a single proposal under SEC Rule 14a-8.  In response to comments from the SEC on this Proxy Statement, such proposal has been divided into two separate proposals.  Discovery Equity Partners’ original proposal, including Discovery Equity Partner’s Supporting Statement, read as follows:

Stockholder Proposal

RESOLVED, that the stockholders of Tier Technologies, Inc. (“Tier”) request that Tier’s Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of Tier by (i) terminating Tier’s “poison pill” rights plan and (ii) reinstating the ability of stockholders owning at least 10% of the voting power to call special meetings of stockholders.

Supporting Statement

In January 2006, the Board of Tier stripped its stockholders, without their consent, of their ability to directly receive offers for Tier by implementing a poison pill that effectively prevents any person from acquiring 15% or more of the outstanding common stock without the Board’s consent.  Further, the Board eliminated the ability of stockholders to pursue value-creation proposals between annual meetings by denying stockholders the right to call special meetings.  These actions appear to have been taken in response to Tier’s widely reported operating and accounting problems.

Nearly three years have passed since these events and Tier is no longer the poorly integrated collection of weak performing businesses with inadequate financial controls that it then was.  The Board should now have the confidence to reverse the defensive mechanisms then adopted, since they no longer serve the best interests of Tier and its stockholders and represent a de facto transfer of voting rights away from stockholders to management.

Poison pills reduce accountability and entrench management, prevent investors from making financially meaningful investments in small capitalization companies like Tier, and allow a Board unilaterally to block offers for a company that are in the best interests of stockholders.  If a company’s Board and management have no meaningful equity stake (as is the case with Tier), this creates a significant conflict of interest between the Board and stockholders.  Recently, in response to stockholder complaints, numerous companies have terminated or not renewed their poison pills.  Tier’s Board should remove its obsolete poison pill that currently acts as an impediment to realizing shareholder value.

The elimination of the right of stockholders to call special meetings limits the direct voice of stockholders in Tier’s strategic direction by allowing management to unilaterally decide if a proposal may be presented to stockholders between annual meetings. Tier is rapidly changing its Board composition, its management team, its operations, and its overall strategic direction.  Annual meetings do not provide the access necessary for shareholders to bring forward and vote on critical and timely matters while the company is undergoing such transformations.

By supporting this proposal, stockholders can advise the Board of their concerns regarding Tier’s continued maintenance of defenses against offers and proposals that may maximize shareholder value, and express their desire that the Board be open to all strategic alternatives for Tier, including its sale.  While the adoption of this proposal will not legally bind the Board, we trust that given its fiduciary responsibilities, the Board will honor the stockholders’ wishes as reflected in the vote on the proposal.

Discovery, one of Tier’s largest shareholders, strongly urges you to vote FOR this proposal.

Discovery Equity Partners’ reasons for recommending the Rights Plan Stockholder Proposal are contained in the Supporting Statement set forth above.

According to the Company Proxy Statement, the Board of Directors has recommended a vote against the Rights Plan Stockholder Proposal.  Please refer to the Company Proxy Statement for the Board’s arguments regarding the Rights Plan Stockholder Proposal.

For the reasons stated above, the Discovery Group recommends that stockholders vote FOR the Rights Plan Stockholder Proposal.  We urge you to vote FOR the Rights Plan Stockholder Proposal on the WHITE proxy card.  If you do not indicate any voting instruction, we will vote the WHITE proxy card FOR the Rights Plan Stockholder Proposal.

PROPOSAL 4:  APPROVAL OF SPECIAL MEETING STOCKHOLDER PROPOSAL

Discovery Equity Partners intends to present the following Special Meeting Stockholder Proposal for a vote of stockholders at the Stockholder Meeting:

RESOLVED, that the stockholders of Tier Technologies, Inc. request that Tier’s Board of Directors restore to stockholders their rights to directly influence the strategic direction and possible sale of Tier by reinstating the ability of stockholders owning at least 10% of the voting power to call special meetings of stockholders.

The background of the Special Meeting Stockholder Proposal is described under “PROPOSAL 3:  APPROVAL OF THE RIGHTS PLAN STOCKHOLDER PROPOSAL” above.

Discovery Equity Partners’ reasons for recommending the Special Meeting Stockholder Proposal are contained in the Supporting Statement set forth under “PROPOSAL 3:  APPROVAL OF THE RIGHTS PLAN STOCKHOLDER PROPOSAL.”

According to the Company Proxy Statement, the Board of Directors has recommended a vote against the Special Meeting Stockholder Proposal.  Please refer to the Company Proxy Statement for the Board’s arguments regarding the Special Meeting Stockholder Proposal.  In addition, in considering whether it is advisable to reinstate the ability of a holder or group of holders of the outstanding Common Stock to call a special meeting of stockholders, you should consider that the Discovery Group beneficially owns approximately 9.9% of the Common Stock reported by the Company as outstanding as of January 16, 2009.

For the reasons stated above, the Discovery Group recommends that stockholders vote FOR the Special Meeting Stockholder Proposal.  We urge you to vote FOR the Special Meeting Stockholder Proposal on the WHITE proxy card.  If you do not indicate any voting instruction, we will vote the WHITE proxy card FOR the Special Meeting Stockholder Proposal.

Except as set forth in this Proxy Statement, the Discovery Group is not aware of any other matter to be considered at the Stockholder Meeting.  However, if the Discovery Group learns of any other proposals made at a reasonable time before the Stockholder Meeting, the Discovery Group will either supplement this Proxy Statement and provide an opportunity to stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto.  If other proposals are made thereafter (including at the Stockholder Meeting), the persons named as proxies on the WHITE proxy card solicited by the Discovery Group will vote such proxies in their discretion.

INFORMATION ABOUT THE PARTICIPANTS

Discovery Equity Partners, Discovery Group I, and Messrs. Donoghue and Murphy are the participants in the solicitation of proxies contemplated hereby and are herein collectively referred to sometimes as the “Participants.”  The Other Partnership is not a participant in the solicitation of proxies contemplated hereby.

Discovery Equity Partners is an Illinois limited partnership which invests in shares of publicly-traded small capitalization companies.

Discovery Group I is a Delaware limited liability company that is the sole general partner of Discovery Equity Partners, is the investment manager of the Other Partnership, and manages other private investment accounts investing in shares of publicly-traded small capitalization companies.  Discovery Group I is also a limited partner in the Other Partnership.

Daniel J. Donoghue is a founder and Managing Member of each of Discovery Group Entities.  Mr. Donoghue’s employment by the Discovery Group Entities represents his principal occupation or employment.

Michael R. Murphy is a founder and Managing Member of each of the Discovery Group Entities.  Mr. Murphy’s employment by the Discovery Group Entities represents his principal occupation or employment.

The business address of each of Discovery Equity Partners, Discovery Group I, and Messrs. Donoghue and Murphy is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.

Discovery Equity Partners is the record owner of 500 shares of Common Stock and the beneficial owner of 1,684,108 shares of Common Stock that are not owned of record by Discovery Equity Partners, representing approximately 8.5% of the 19,734,863 shares of Common Stock as reported to be outstanding by the Company as of January 16, 2009.  Discovery Group I and Messrs. Donoghue and Murphy may be deemed to beneficially own 1,957,563 shares of Common Stock, representing approximately 9.9% of the 19,734,863 shares of Common Stock as reported to be outstanding by the Company as of January 16, 2009.  Discovery Group I and Messrs. Donoghue and Murphy do not directly own any shares of Common Stock or other securities of the Company. The members of the Discovery Group are parties to joint filing agreements pursuant to which they have agreed to file jointly the Statement on Schedule 13D and amendments thereto with respect to their beneficial ownership of the Common Stock.

Additional information concerning the Participants and their associates is set forth in Appendix A to this Proxy Statement.  Additional information concerning transactions in securities of the Company effected during the past two years by the Participants and their associates is set forth in Appendix B to this Proxy Statement.

SOLICITATION; EXPENSES

Proxies may be solicited by mail, advertisement, the Internet, courier, telephone, facsimile, email and personal solicitation by the Discovery Group, the Discovery Group Nominees and the Discovery Group’s proxy solicitor.  No additional compensation will be paid to the Discovery Group Nominees for the solicitation of proxies.  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Discovery Group’s solicitation material to their customers for whom they hold shares, and the Discovery Group will reimburse them for their reasonable out-of-pocket expenses.

Discovery Group I has on behalf of the Discovery Group retained The Altman Group to assist in the solicitation of proxies and to act as an advisor and consultant in connection with the solicitation of proxies.  Discovery Group I will pay The Altman Group a fee of up to $30,000 in connection with the solicitation, which fee includes a base fee, a fee payable when definitive proxy solicitation materials are mailed to stockholders, and certain success fees.  Discovery Group I has also agreed to reimburse The Altman Group for its out-of-pocket expenses, set up fees and telephone call fees.  Approximately fifteen persons will be used by The Altman Group in its solicitation efforts.  Pursuant to the terms of the agreement with The Altman Group, Discovery Group I will indemnify The Altman Group and its officers, directors and employees, from any and all losses incurred by The Altman Group in connection with, among other things, the solicitation of the proxies for the Stockholder Meeting.

The directors, officers, members and employees of the Discovery Group Entities (including the Discovery Group Nominees) may also participate in the solicitation of proxies.  These persons will not be paid additional remuneration for their efforts.

The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Discovery Group.

The Discovery Group estimates that the total expenditures relating to its proxy solicitation incurred by the Discovery Group will be approximately $162,500, approximately $80,000 of which has been incurred to date.

The Discovery Group currently intends to seek reimbursement from the Company upon completion of the solicitation of all expenses incurred in connection with the solicitation of proxies for the election of the Discovery Group Nominees for the Board at the Stockholders Meeting if any of the Discovery Group Nominees are elected.  The Discovery Group does not intend to submit the question of such reimbursement to a vote of the stockholders of the Company.

VOTING AND PROXY PROCEDURES

The Discovery Group believes that it is in the best interest of the Company’s stockholders to elect the Discovery Group Nominees and to approve the Stockholder Proposal at the Stockholder Meeting.  THE DISCOVERY GROUP RECOMMENDS A VOTE FOR THE ELECTION OF THE DISCOVERY

GROUP NOMINEES AND FOR THE APPROVAL OF EACH OF THE STOCKHOLDER PROPOSALS BECAUSE THE DISCOVERY GROUP BELIEVES THAT SUCH ACTIONS WOULD CONTRIBUTE TO THE CREATION OF STOCKHOLDER VALUE.

HOW DO I VOTE BY PROXY?

For the proxy solicited hereby to be voted, the WHITE proxy card to be supplied by the Discovery Group Nominees must be signed, dated and returned to the Discovery Group, c/o The Altman Group, in the enclosed postage-paid envelope in time to be voted at the Stockholder Meeting.  If you wish to vote for the Discovery Group Nominees, you must submit the WHITE proxy card supplied by the Discovery Group and must NOT submit the Company’s proxy card.  While the Company’s proxy card can be voted for the Stockholder Proposals, it CANNOT be voted for the Discovery Group Nominees.

WHAT IF I AM NOT THE RECORD HOLDER OF MY SHARES?

If your shares are held in the name of a brokerage firm, bank or nominee, only that entity can vote such shares and only upon receipt of your specific instruction.  Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card.  If you hold your shares through a brokerage firm, bank or nominee and wish to vote your shares in person at the Stockholder Meeting, you must obtain a legal proxy from such custodian in order to vote in person at the Stockholder Meeting.

IF I PLAN TO ATTEND THE STOCKHOLDER MEETING, SHOULD I STILL SUBMIT A WHITE PROXY?

Whether or not you plan to attend the Stockholder Meeting, we urge you to submit a WHITE proxy card.  Returning the enclosed proxy card will not affect your right to attend and vote at the Stockholder Meeting.

WHAT IF I WANT TO REVOKE MY PROXY?

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) submitting a duly executed proxy card bearing a later date than your previous proxy card, (ii) filing with the Corporate Secretary of the Company a later dated written notice of revocation or (iii) if you are a record holder of Common Stock or have obtained a valid proxy from such a record holder, attending and voting at the Stockholder Meeting in person.  Attendance at the Stockholder Meeting will not, by itself, revoke a proxy.  The address of the Corporate Secretary of the Company is 10780 Parkridge Boulevard, Reston, Virginia 20191.

Please note that if you hold your shares through a brokerage firm, bank or nominee and wish to revoke your proxy, you must follow the instructions provided by that brokerage firm, bank or nominee to revoke your earlier vote and revote.

Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be sent to the Discovery Group, c/o The Altman Group, 1200 Wall Street West, Lyndhurst, NJ 07071, so that the Discovery Group will be aware of all revocations.

IF YOU PREVIOUSLY SIGNED AND RETURNED A GOLD PROXY CARD TO THE COMPANY, WE URGE YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETUNING THE WHITE PROXY CARD, (2) ATTENDING THE STOCKHOLDER MEETING AND

VOTING IN PERSON OR (3) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR THE DISCOVERY GROUP.

WHAT SHOULD I DO IF I RECEIVE A PROXY CARD SOLICITED BY THE COMPANY?

If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do not sign or return the proxy card solicited by the Company or follow any voting instructions provided by the Company unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a proxy card to the Company, you may revoke it and provide your support to the Discovery Group Nominees by signing, dating and returning the enclosed WHITE proxy card.

WHO CAN VOTE?

The Board of Directors has established January 16, 2009 as the record date for the Stockholder Meeting (the “Record Date”).  Only holders of record of Common Stock on the Record Date will be entitled to vote at and attend the Stockholder Meeting.  If you are a stockholder of record on the Record Date, you will retain the voting rights in connection with the Stockholder Meeting even if you sell such shares after the Record Date.  Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the WHITE proxy card, even if you sell such shares after such date.

WHAT IS THE REQUIRED QUORUM?

A majority of the shares of Common Stock outstanding and entitled to vote at the Stockholder Meeting, present in person or by proxy, constitute a quorum.

WHAT VOTE IS REQUIRED TO ELECT THE DISCOVERY GROUP NOMINEES AND APPROVE THE STOCKHOLDER PROPOSAL?

Based on the Company Proxy Statement, with respect to the election of directors at the Stockholder Meeting:

•                  the nine nominees receiving the highest number of affirmative votes at the Stockholder Meeting will be elected to the Board of Directors; and

•                  abstentions and broker non-votes will be counted as “present” when determining whether there is a quorum, but will not be counted toward a nominee’s attainment of a plurality.

Based on the Company Proxy Statement, with respect to the approval of each Stockholder Proposal at the Stockholder Meeting:

•                  the affirmative vote of a majority of the shares of Common Stock voting on the matter is required to approve such Stockholder Proposal; and

•                  abstentions and broker non-votes are included in determining the number of votes present, but will not be counted in determining whether such Stockholder Proposal is approved.

We intend to vote all of the shares owned by Discovery Equity Partners and the Other Partnership for the Discovery Group Nominees, for the ratification of the selection of McGladrey & Pullen as the Company’s independent registered public accounting firm, and for each of the Stockholder Proposals.

HOW WILL MY SHARES BE VOTED?

In the election of directors as the Stockholder Meeting, you are entitled to give a nominee as many votes as is equal to the number of shares you own multiplied by the number of directors to be elected, or you may distribute your votes among the nominees as you see fit.  For example, if you own 100 shares as of the Record Date, and if nine directors are to be elected at the Stockholder Meeting, you have 900 votes that you can allocate among the nominees in any manner you choose.

You may specify how your votes are to be cumulated with respect to the Discovery Group Nominees by giving instructions on the enclosed WHITE proxy card as to how your votes are to be cumulated or, if you are a record holder or have obtained a valid proxy from the record holder, by voting in person at the Stockholder Meeting.  If you do not specify how your votes are to be cumulated among the Discovery Group Nominees, the enclosed WHITE proxy card authorizes the proxies named on the WHITE proxy card to cumulate your votes in their discretion, provided that the proxies will not cumulate votes for any Discovery Group Nominee from whom you have withheld the authority to vote.  To specify different directions with respect to cumulative voting, including to direct that the proxies cumulate votes with respect to the Discovery Group Nominees in accordance with your directions, you must mark the appropriate box on the front of the WHITE proxy card and write your instructions on the reverse side.  The Discovery Group intends to cumulate any votes over which it has discretionary authority in such a way as to assure that the maximum number of Discovery Group Nominees are elected to the Board of Directors.

With respect to the approval of the Stockholder Proposals, each share of Common Stock present in person or by proxy at the Stockholder Meeting will be entitled to one vote.

Shares of Common Stock represented by a valid, unrevoked WHITE proxy card will be voted in accordance with the recommendations made in this Proxy Statement unless you otherwise indicate on the proxy card.

Except as set forth in this Proxy Statement, the Discovery Group is not aware of any other matter to be considered at the Stockholder Meeting.  However, if the Discovery Group learns of any other proposals made at a reasonable time before the Stockholder Meeting, the Discovery Group will either supplement this Proxy Statement and provide an opportunity to stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto.  If other proposals are made thereafter (including at the Stockholder Meeting), the persons named as proxies on the WHITE proxy card solicited by the Discovery Group will vote such proxies in their discretion.

THE DISCOVERY GROUP IS ONLY PROPOSING TWO NOMINEES, WHILE NINE DIRECTORS ARE EXPECTED TO BE ELECTED AT THE STOCKHOLDER MEETING.  IF I VOTE MY SHARES ON THE WHITE PROXY CARD, HOW MANY NOMINEES WILL I BE VOTING FOR?

Due to the Discovery Group’s decision to solicit proxies only for the Discovery Group Nominees, the enclosed WHITE proxy card may only be voted for the Discovery Group Nominees and does not confer voting power with respect to seven of the nine Board positions or the Company Nominees. The Discovery Group is seeking to elect the maximum number of Discovery Group Nominees. The Discovery Group expects to cumulate all of the votes over which it has discretionary authority (if any) in favor of the Discovery Group Nominees.  If the two Discovery Group Nominees are elected, the nominees of the Company or of other stockholders who receive the greatest number of votes would be elected as the seven other directors.

HOW CAN I FIND THE DISCOVERY GROUP’S PROXY MATERIALS ON THE INTERNET?

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on March 11, 2009. This Proxy Statement is available electronically at http://www.thediscoverygroup.com/tier/.

APPRAISAL RIGHTS

Stockholders of the Company do not have rights of appraisal or dissenters’ rights with respect to any matter to be acted upon at the Stockholder Meeting.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S NEXT ANNUAL MEETING

According to the Company Proxy Statement, if a stockholder intends to present a proposal for inclusion in the Company proxy statement for the Company’s next annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act.  Such proposals must be addressed to Tier Technologies, Inc., Attention: Corporate Secretary, 10780 Parkridge Boulevard, Suite 400, Reston, Virginia, 20191, and received no later than October 5, 2009.

Also according to the Company Proxy Statement, proposals not intended to be included in the Company’s proxy statement for the Company’s next annual meeting, but that are instead sought to be presented directly at the 2010 annual meeting, including nominations of director candidates, must be received by the Company at the above-mentioned address no later than 60 days nor more than 90 days prior to the first anniversary of the date of this year’s meeting (but if the Company gives less than 70 days advance notice or prior public disclosure of the date of such meeting, it must receive such proposals and director nominations by the close of business on the tenth day following the mailing of notice of the date of such annual meeting or public disclosure of the date of such annual meeting, whichever comes first) and must otherwise comply with the requirements of the Company’s bylaws.

INFORMATION ABOUT THE COMPANY

Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 10780 Parkridge Boulevard, Reston, Virginia 20191.

The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC.  Reports, registration statements, proxy statements and other information filed by the Company with the SEC may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549.  Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.  The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

Information regarding the security ownership of certain beneficial owners and management of the Company is included in Appendix C to this Proxy Statement.  Such information is based upon information contained in the Company Proxy Statement and the Participants assume no responsibility for the accuracy and completeness of such information.

Date:  February 11, 2009

Discovery Equity Partners, L.P.
Discovery Group I, LLC
Daniel J. Donoghue
Michael R. Murphy

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN THE PROXY SOLICITATION

The following sets forth the name, business address, and the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) as of February 11, 2009 by each of the Participants:

Name	Business Address	Number of Shares of Common Stock of the Company Beneficially Owned	Percent of Common Stock of the Company(1)
Discovery Equity Partners, L.P. (2)	191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606	1,684,608	8.5%

Discovery Group I, LLC (3)(4)	191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606	1,957,563	9.9%

Daniel J. Donoghue (3)(4)	191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606	1,957,563	9.9%

Michael R. Murphy (3)(4)	191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606	1,957,563	9.9%

(1) All percentages are based on the 19,734,863 shares of Common Stock outstanding as of January 16, 2009 according to the Company’s Proxy Statement dated February 10, 2009.

(2)     Discovery Equity Partners directly owns shares of Common Stock, 500 of which are owned of record and 1,684,108 of which are held in a nominee account maintained at a securities brokerage firm. The name and address of the record holder of the 1,684,108 shares beneficially owned by Discovery Equity Partners is Cede & Co., c/o Depository Trust Co., P.O. Box 20, Bowling Green Station, New York, New York 10004.

(3)     The Other Partnership directly owns 272,995 shares of Common Stock, none of which are owned of record and all of which are held in a nominee account maintained at a securities brokerage firm. The name and address of the record holder of the 272,995 shares beneficially owned by the Other Partnership is Cede & Co., c/o Depository Trust Co., P.O. Box 20, Bowling Green Station, New York, New York 10004.

(4)     Discovery Group I is the sole general partner of Discovery Equity Partners and is the investment manager of the Other Partnership, and has sole discretionary investment authority with respect to, the

Partnership’s investment in the Common Stock.  Messrs. Donoghue and Murphy are the sole managing members of Discovery Group I.  As a consequence, Discovery Group I and Messrs. Donoghue and Murphy may be deemed to share beneficial ownership of all of the shares of Common Stock owned by Discovery Equity Partners and the Other Partnership.  Messrs. Donoghue and Murphy do not own (i) of record any shares of Common Stock and (ii) beneficially or of record shares of any other class of stock or other securities of the Company.

Except as set forth in this Proxy Statement or in the Appendices hereto, to the knowledge of the Discovery Group:

(i)	no Participant owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company;

(ii)	no Participant owns any securities of the Company which are owned of record but not beneficially;

(iii)	no Participant has purchased or sold any securities of the Company within the past two years;

(iv)

no Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company within the past year, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

(v)	none of the associates (as defined below) of any participant beneficially owns, directly or indirectly, any securities of the Company;

(vi)

no Participant nor any associate of a Participant or any immediate family member of any such Participant or associate has engaged in or had a direct or indirect material interest in any transaction, or series of similar transactions, since October 1, 2007, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000;

(vii)

no Participant nor any associate of a Participant has any arrangement or understanding with any person (a) with respect to future employment by the Company or its affiliates or (b) with respect to any future transactions to which the Company or any of its affiliates will be or may be a party; and

(viii)

no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected (including, without limitation, any Participant), has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted on at the Stockholder Meeting.

For purposes of the foregoing, the term “associate” shall have the meaning set forth in Rule 14a-1 of Regulation 14A under the Exchange Act.

Information concerning transactions in the Common Stock by the Participants and their associates effected during the past two years is set forth in Appendix B to the Proxy Statement.

APPENDIX B

TRANSACTIONS IN TIER TECHNOLOGIES, INC. COMMON STOCK

Except for the shares of Common Stock of the Company owned by Discovery Equity Partners and the Other Partnership, neither Mr. Donoghue nor Mr. Murphy has purchased or sold any Common Stock of the Company within the past two years.  The following is a schedule of all transactions by Discovery Equity Partners and the Other Partnership in the Common Stock within the past two years, which schedule sets forth with respect to Discovery Equity Partners and the Other Partnership, as the case may be, the date of such transaction, the number of shares of Common Stock purchased or sold by Discovery Equity or the Other Partnership, as the case may be, on such date, and whether such transaction constituted a purchase or sale (amounts in parentheses indicate a sale of shares).

In connection with the purchases of Common Stock, Discovery Equity Partners and the Other Partnership used (i) available cash and (ii) in certain cases, the proceeds of a margin loan facility which is collateralized by Discovery Equity Partner’s and the Other Partnerships’ portfolios of investment securities, including the Common Stock.  These margin loans were obtained from one broker under customary terms and conditions.  Since the time of such purchases, Discovery Equity Partners and the Other Partnership have ceased using shares of the Common Stock as collateral for such margin loans, and thus no margin loans secured by Common Stock remain outstanding as of the date of this Proxy Statement.

Date	Discovery	Other Partnership
3/5/07	255	45
3/6/07	50	—
3/12/07	425	75
3/13/07	2,677	473
3/14/07	935	165
3/15/07	765	135
3/16/07	1,020	180
3/19/07	2,567	453
3/20/07	17,570	3,100
3/21/07	85	15
3/22/07	531	94
3/23/07	425	75
3/26/07	43	7
4/10/07	6,660	1,175
4/10/07	49,300	8,700
4/12/07	4,250	750
4/13/07	2,295	405

Date	Discovery	Other Partnership
4/16/07	3,655	645
4/18/07	2,550	450
4/19/07	935	165
4/20/07	1,530	270
4/24/07	340	60
4/25/07	11,305	1,995
4/26/07	765	135
4/30/07	2,550	450
5/1/07	3,740	660
5/1/07	21,250	3,750
5/7/07	2,975	525
5/8/07	1,275	225
5/15/07	8,500	1,500
5/16/07	2,125	375
5/17/07	6,375	1,125
5/18/07	4,250	750
5/21/07	425	75
5/22/07	6,800	1,200
5/23/07	1,445	255
5/24/07	8,415	1,485
5/25/07	765	135
5/29/07	85,000	15,000
5/30/07	37,400	6,600
6/4/07	4,250	750
6/7/07	510	90
6/8/07	85	15
6/11/07	5,780	1,020
6/12/07	4,250	750
6/12/07	85,000	15,000
6/15/07	4,250	750
6/18/07	4,250	750
6/19/07	4,250	750

Date	Discovery	Other Partnership
6/20/07	4,250	750
6/21/07	3,740	660
6/22/07	2,210	390
6/25/07	4,250	750
6/26/07	18,700	3,300
6/26/07	63,750	11,250
6/28/07	85	15
6/29/07	1,615	285
7/3/07	4,250	750
7/5/07	1,700	300
7/6/07	12,750	2,250
7/9/07	29,325	5,175
7/10/07	17,425	3,075
7/11/07	6,885	1,215
7/12/07	5,355	945
7/16/07	680	120
7/17/07	9,180	1,620
7/18/07	1,275	225
7/20/07	1,615	285
7/23/07	8,160	1,440
7/24/07	21,250	3,750
7/26/07	25,500	4,500
7/30/07	8,500	1,500
7/31/07	7,480	1,320
8/1/07	8,500	1,500
8/3/07	3,825	675
8/6/07	4,250	750
8/7/07	4,250	750
8/8/07	2,550	450
8/9/07	2,550	450
8/10/07	4,250	750
8/13/07	4,250	750

Date	Discovery	Other Partnership
8/15/07	8,500	1,500
8/16/07	9,000	1,000
8/17/07	9,000	1,000
8/20/07	9,000	1,000
8/21/07	7,200	800
8/22/07	3,600	400
8/23/07	9,500	500
8/24/07	14,060	740
8/27/07	190	10
8/31/07	3,966	209
9/4/07	5,533	292
9/5/07	7,600	400
9/6/07	6,650	350
9/7/07	3,800	200
9/10/07	5,700	300
9/11/07	1,045	55
9/12/07	1,235	65
9/13/07	1,375	72
9/14/07	2,045	108
9/17/07	5,700	300
9/18/07	7,125	375
9/19/07	5,700	300
9/20/07	5,320	280
9/20/07	21,250	3,750
9/21/07	950	50
9/24/07	3,325	175
9/26/07	340	60
3/20/08	—	(2,593)
3/24/08	—	(700)
3/25/08	(800)	—
3/27/08	(25,533)	(4,505)
3/31/08	(700)	—

Date	Discovery	Other Partnership
4/8/08	(400)	—
4/9/08	(200)	—
4/11/08	(1,955)	(345)
4/15/08	(8,160)	(1,440)
4/16/08	(8,502)	(1,500)
4/17/08	(2,210)	(390)
4/22/08	(400)	—
4/28/08	700	—
5/1/08	91,630	16,170
5/5/08	3,911	690
5/6/08	3,570	630
5/7/08	34,727	6,129
5/8/08	26,106	4,250
5/9/08	1,735	282
5/12/08	21,760	3,840
6/4/08	10,395	1,693
6/9/08	600	—
6/10/08	11,324	1,844
6/11/08	15,490	2,522
6/12/08	2,408	392
6/13/08	3,055	497
6/18/08	2,150	350
6/19/08	4,042	658
6/20/08	4,512	734
6/23/08	1,720	280
6/24/08	1,290	210
6/25/08	3,393	552
6/26/08	1,462	238
6/27/08	2,322	378
6/30/08	2,719	443
7/1/08	3,956	644
7/2/08	6,450	1,050

Date	Discovery	Other Partnership
7/3/08	3,870	630
7/7/08	1,108	192
7/8/08	4,809	835
7/10/08	4,175	725
7/11/08	1,022	178
7/14/08	14,327	2,489
7/15/08	2,556	444
7/16/08	3,067	533
7/17/08	852	148
7/18/08	511	89
7/21/08	—	400
7/23/08	2,574	426
7/24/08	2,674	442
7/25/08	1,459	241
7/28/08	9,953	1,647
7/29/08	973	161
7/30/08	1,133	187
7/31/08	944	156
8/1/08	1,287	213
8/4/08	515	85
8/5/08	1,287	213
8/6/08	601	99
8/7/08	2,660	440
8/13/08	4,633	767
8/14/08	2,862	474
8/15/08	86,401	14,299
8/18/08	10,468	1,732
8/19/08	3,389	561
8/19/08	50,622	8,378
8/22/08	3,861	639
8/25/08	429	71
8/26/08	2,060	341

Date	Discovery	Other Partnership
8/27/08	1,802	298
8/28/08	971	161
9/3/08	3,003	497
9/4/08	1,373	227
9/5/08	37,752	6,248
9/5/08	4,462	738
9/8/08	12,613	2,087
9/9/08	300	—
9/15/08	4,554	754
9/16/08	8,580	1,420
9/17/08	1,103	182
9/18/08	8,580	1,420
9/19/08	3,076	509
9/22/08	13,041	2,158
9/23/08	10,542	1,745
9/24/08	7,085	1,172
9/25/08	9,867	1,633
9/26/08	3,775	625
9/29/08	33,033	5,467
10/1/08	4,901	811
10/2/08	8,915	1,475
10/6/08	6,006	994
10/7/08	15,530	2,570
10/7/08	2,831	469
10/8/08	6,625	1,096
10/9/08	2,402	398
10/10/08	2,917	483
10/13/08	2,574	426
10/14/08	1,973	327
10/15/08	2,917	483
10/16/08	27,937	4,624
10/17/08	35,155	5,818

Date	Discovery	Other Partnership
10/20/08	14,669	2,428
10/21/08	9,781	1,619
10/22/08	2,440	404
10/23/08	12,934	2,141
10/24/08	3,689	611
10/27/08	550	—
10/28/08	1,802	298
10/29/08	858	142
11/3/08	2,746	454
11/4/08	2,059	341
11/5/08	4,594	760
11/6/08	4,153	687
11/7/08	2,574	426
11/10/08	1,716	284
11/11/08	1,459	241
11/12/08	1,888	312
11/13/08	899	149
11/14/08	1,802	298
11/18/08	6,435	1,065
11/19/08	1,680	278
11/20/08	10,124	1,676

APPENDIX C

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of January 16, 2009 by: (i) each director and director nominee; (ii) each of the named executive officers; and (iii) all executive officers and directors of the Company as a group.  Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

	Common stock beneficially owned
Name of beneficial owner(1)	Total number of shares		Percent of class(2)
Charles W. Berger	140,000	(3)	*
Samuel Cabot III	214,810	(4)	1.1%
John J. Delucca	40,000	(5)	*
Morgan P. Guenther	151,000	(6)	*
Philip G. Heasley	10,002	(7)	*
David A. Poe	6,668	(8)	*
James R. Stone	38,337	(9)	*
Steven M. Beckerman	—		*
Kevin C. Connell	77,400	(10)	*
David E. Fountain	—		*
Ronald W. Johnston	—		*
Michael A. Lawler	131,704		*
Keith S. Omsberg	21,900	(11)	*
Ronald L. Rossetti	442,365	(12)	2.2%
Deanne M. Tully	—		*
All directors and executive officers as a group (13 persons)	1,142,482	(13)	5.5%

* Less than 1%

(1) Address: 10780 Parkridge Blvd, Suite 400, Reston, Virginia 20191.

(2) The percentages shown are based on 19,734,863 shares of common stock outstanding as of January 16, 2009.

(3) Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(4) Includes 195,000 shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(5)Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(6) Includes 150,000 shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(7) Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(8) Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(9) Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(10)Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(11)Consists entirely of shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(12) Includes 415,000 shares issuable upon the exercise of options exercisable on or before March 17, 2009.

(13) Includes 1,094,307 shares issuable upon the exercise of options exercisable on or before March 17, 2009.

C-1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table lists certain persons known by the Company to own beneficially more than five percent of the Company’s outstanding shares of common stock as of January 16, 2009.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class

Wells Fargo & Company (1)	2,689,293	13.6%

Discovery Group I, LLC (2)	1,957,563	9.9%

Heartland Advisors, Inc. (3)	1,891,430	9.6%

Giant Investment, LLC (4)	1,799,322	9.1%

Dimensional Fund Advisors (5)	1,764,020	8.9%

(1) Based solely on information contained in a Schedule 13G filed with the SEC on January 23, 2009 by Wells Fargo & Company and its subsidiary, Wells Capital Management Incorporated.  The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.  The address for Wells Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.  This table reflects the shares of common stock owned by Wells Fargo & Company and Wells Capital Management Incorporated as of December 31, 2008.

(2) Address: 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.  Based solely on information contained in a Schedule 13D/A filed with the SEC by Discovery Group I, LLC on December 4, 2008.  Discovery Group I, LLC is the general partner of Discovery Equity Partners, L.P.  Discovery Equity Partners, L.P. beneficially owns 1,684,608 shares of common stock and Discovery Group I, LLC beneficially owns 1,957,563 shares of common stock.  In addition, Daniel J. Donoghue and Michael R. Murphy are the managing members of Discovery Group I, LLC and may be deemed to beneficially own 1,957,563 shares of common stock.

(3) Address:  789 North Water Street, Milwaukee, Wisconsin 53202.  Based solely on information contained in a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 8, 2008.  This table reflects the shares of common stock that  may be deemed beneficially owned by Heartland Advisors, Inc. as of December 31, 2007.

(4) Address:  265 Franklin Street, 18th Floor, Boston, Massachusetts 02110.  Based solely on information contained in a Schedule 13D/A filed with the SEC by Giant Investments, LLC on December 30, 2008.  Parthenon Investors II, LP, is a managing member of Giant Investment, LLC, PCap Partners II, LLC is a general partner of Parthenon Investors II, LP, and PCap II, LLC is a managing member of PCap Partners II, LLC. As parents of Giant Investment, LLC, Parthenon Investors II, LP, PCap Partners II, LLC, and PCap II, LLC may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant Investment, LLC, comprising 1,748,401 shares of common stock.  In addition, John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant Investment, LLC and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant Investment, LLC, comprising 1,799,322 shares of common stock.

(5) Address:  1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.  Based solely on information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors Inc. on February 6, 2008.  This table reflects the shares of common stock owned by Dimensional Fund Advisors Inc. on December 31, 2007.

(6) Address:  235 Pine Street, Suite 1600, San Francisco, California 94104.  Based solely on information contained in a Schedule 13G filed with the SEC by Peninsula Capital Management, LP and Scott Bedford on April 2, 2008.  This table reflects the shares of common stock that may be deemed beneficially owned by Peninsula Capital Management, LP and Scott Bedford as of March 13, 2008.  Scott Bedford is President of Peninsula Capital Management, Inc., which is the general partner of Peninsula Capital Management, LP.

C-2

IMPORTANT

Please review this Proxy Statement and the enclosed materials carefully.  YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1.                                       If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to The Altman Group in the postage-paid envelope provided.

2.                                       If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can vote your shares and only after receiving your specific instructions.  Accordingly, you should contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

3.                                       After signing the enclosed WHITE proxy card, do not sign or return the Company’s proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

4.                                       If you have previously signed and returned a proxy card to the Company, you have every right to change your vote.  Only your latest dated proxy card will count.  You may revoke any proxy card already sent to the Company by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided.  Any proxy may be revoked at any time prior to the 2009 Stockholder Meeting by delivering a written notice of revocation or a later-dated proxy for the 2009 Stockholder Meeting as described in the Proxy Statement, or if you are a record holder of shares or have obtained a valid proxy from such a record holder, by voting in person at the 2009 Stockholder Meeting.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement or need help voting your shares or executing your proxy, please contact our proxy solicitor:

THE ALTMAN GROUP

1200 Wall Street West
Lyndhurst, NJ 07071
Stockholders Call Toll Free: (866) 856-4969
Banks and Brokerage Firms Call Collect: (201) 806-7300

TIER TECHNOLOGIES, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE DISCOVERY GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Daniel J. Donoghue and Michael R. Murphy, and either of them, with full power of substitution, as proxy or proxies to vote, as indicated on the reverse side hereof, for and in the name of the undersigned all shares of Tier Technologies, Inc. (the “Company”) that the undersigned is entitled to vote at the Company’s 2009 Annual Meeting of Stockholders scheduled to be held on March 11, 2009 at the Company’s headquarters, 10780 Parkridge Boulevard, Reston, Virginia, at 10:00 a.m. Eastern Standard Time, and at any adjournments or postponements of that meeting, or at any meeting held in lieu thereof (the “Stockholders Meeting”). The Proxy Statement relating to this proxy is available electronically at http://www.thediscoverygroup.com/tier/. This proxy card revokes all previously given by the undersigned. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AMONG THE DISCOVERY GROUP NOMINEES AS DIRECTED BY THE STOCKHOLDER. WHERE NO CONTRARY DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED CUMULATIVELY IN THE DISCRETION OF THE PROXIES AMONG THE DISCOVERY GROUP NOMINEES NAMED IN PROPOSAL NO. 1 (EXCEPT FOR ANY NOMINEE FOR WHOM THE UNDERSIGNED HAS WITHHELD AUTHORITY TO VOTE), “FOR” PROPOSAL NO. 2 AS SET FORTH IN THE REVERSE SIDE HEREOF, “FOR” PROPOSAL NO. 3 AS SET FORTH ON THE REVERSE SIDE HEREOF AND “FOR” PROPOSAL NO. 4 AS SET FORTH ON THE REVERSE SIDE HEREOF. IN ADDITION, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE STOCKHOLDER MEETING THAT THE PROXIES WERE NOT AWARE OF A REASONABLE TIME BEFORE THE STOCKHOLDER MEETING. Cumulative Voting Instructions (Mark the corresponding box on the reverse side) IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE. PROXY PLEASE DETACH PROXY CARD HERE PROXY

‚ DETACH PROXY CARD HERE ‚

Please mark an ☒ in the appropriate box below. WE RECOMMEND THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 (THE “DISCOVERY GROUP NOMINEES”) AND “FOR” PROPOSALS 2, 3 AND 4.		PROPOSAL NO. 2. Ratification of the selection of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL NO. 1. Election of Directors		PROPOSAL NO. 3. Stockholder Proposal Recommending Termination of Rights Plan.	☐	☐	☐
FOR the Discovery Group Nominees	WITHHOLD AUTHORITY to
(except as indicated to the contrary) ☐	vote for all nominees ☐	PROPOSAL NO. 4. Stockholder Proposal Recommending Reinstatement of Stockholders’ Right to Call Special Meeting.	☐	☐	☐

Nominees: Mr. Daniel J. Donoghue, Mr. Michael R. Murphy

YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY DISCOVERY GROUP NOMINEE BY WRITING THE NAME OF THE NOMINEE YOU DO NOT SUPPORT ON THE LINE BELOW. IF YOU WITHHOLD DISCRETIONARY AUTHORITY TO VOTE FOR ONE OF THE DISCOVERY GROUP NOMINEES, WE WILL ALLOCATE YOUR VOTES TO THE OTHER NOMINEE.

Unless otherwise specified on the reverse side, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the Stockholder Meeting in connection with the election of directors; provided that the proxies will not cumulate votes for any nominee from whom the undersigned has withheld authority to vote. To specify different directions with regard to cumulative voting, including to direct that the proxies cumulate votes with respect to a specific nominee, mark the box below and write your instruction on the reverse side. If you wish to direct that the proxies cumulate votes with respect to a specific nominee, please indicate the name(s) and the number of votes to be given to such nominee.

☐

Dated:

Signature of stockholder

Signature if held jointly

Title, if applicable

Please sign exactly as your name appears on this proxy card. All joint owners should sign. When signing as attorney, an executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD TODAY